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                                                                  EXHIBIT 99.3

                       FORM OF EXCHANGE AGENCY AGREEMENT

This Agreement is entered into as of        , 1996 between IBJ Schroder Bank &
Trust Company, a corporation organized under the laws of the State of New York, as Exchange Agent (the "Agent") and Imo Industries Inc., a corporation organized under the laws of the State of Delaware, (the "Company").


The Company is offering, upon the terms and subject to the conditions set forth in the Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $155,000,000 of 11-3/4% Senior Subordinated Notes due 2006 (the "New Notes") of the Company, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of the issued and outstanding 11-3/4% Senior Subordinated Notes due 2006 (the "Old Notes") of the Company from the registered holders thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions relating to the Old Notes. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes.

The Company will accept for exchange any and all Old Notes validly tendered and
not withdrawn prior to 5:00 P.M., New York City time, on               , 1996
unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer. The Exchange Offer is subject to certain other customary conditions.

Subject to the provisions hereof, the Company hereby appoints the Agent as Exchange Agent, and the Agent hereby accepts the appointment as Exchange Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Company's Old Notes in accordance with the form of Letter of Transmittal attached hereto (the "L/T") and with the terms and conditions of the "Exchange Offer" section of the Company's Prospectus.

The Agent has received the following documents in connection with its appointment:

         (1)      Prospectus dated _________________________________

         (2)      L/T

         (3)      Notice of Guaranteed Delivery

         (4)      [OTHER DOCUMENTS (E.G. RETURN ENVELOPES, ETC.)]

         (5) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (attached to the L/T)

The Agent shall request from The Depository Trust Company (in the case of book-entry Certificates) no later than the effective date (as specified above), a Special Security Position Listing of all Participants eligible to participate in the Exchange Offer, and the amount owned of record by each such Participant. The Agent will not be responsible for any changes in Participants or of the


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beneficial ownership during the Exchange Offer.



The Agent is authorized and hereby agrees to act as follows:

         (a) to receive all tenders of Old Notes made pursuant to the Exchange Offer (including tenders made through the Depository Trust Company's Automated Tender Offer Program ("ATOP") and Book-Entry Confirmation (as defined in the Prospectus)thereof), and to stamp each Old Note, L/T, ATOP confirmation and any other document recieved by the Agent to show the date and time of receipt;

         (b) to examine each L/T and Old Note (and any other documents required by the L/T) received to determine that all requirements necessary to constitute a valid tender have been met;

         (c) to take such actions necessary and appropriate to correct any irregularity or deficiency associated with any tender not in proper order;

         (d) to follow instructions of the Company with respect to the waiver of any irregularities or deficiencies associated with any tender;

         (e) to hold all valid tenders subject to further instructions from the Company;

         (f) to render a written report, in the form of Exhibit A attached hereto, on each business day during the Exchange Offer and periodically confirm, by telephone, the information contained therein to _________ at 609-896-____;

         (g) to follow and act upon any written amendments, modifications or supplements to these instructions, any of which may be given to the Agent by the President, any Vice President or the Secretary of the Company or such other person or persons as they shall designate in


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                  writing;

         (h) to return to the presentors, in accordance with the provisions of the L/T, any Old Notes that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived;

         (i) to deliver by First Class Mail, postage prepaid, the New Notes to which the presentors are entitled, at the addresses specified in the L/T's, as soon as practicable after receipt thereof;

         (j) to determine that all endorsements, guarantees, signatures, authorities, transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the consideration in a name other than that of the registered owner of the Old Notes; and

         (k) to deliver to, or upon the order of the Company all certificates received under the Exchange Offer, together with any related assignment forms and other documents.

Exchange Agent shall:

         (a) have no duties or obligations other than those specifically set forth herein and those set forth under the section entitled "The Exchange Offer" in the Prospectus;

         (b) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of (i) the Exchange Offer, (ii) any Old Notes, L/T's or documents prepared by the Company in connection with the Exchange Offer or (iii) any signatures or endorsements, other than its own;

         (c) not be obligated to take any legal action hereunder that might, in its judgement, involve any expense or


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                  liability, unless it has been furnished with reasonable
                  indemnity by the Company;

         (d) be able to rely on and shall be protected in acting on the written or oral instructions with respect to any matter relating to its actions as Agent specifically covered by this Agreement, of any officer of the Company authorized to give instructions under paragraph (g) above;

         (e) be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

         (f) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

         (g) be able to consult with counsel satisfactory to it (including counsel for the Company) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

         (h) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the value of the consideration to be received (other than the principal amount of New Notes to be exchanged thereby);

         (i) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

         (j)      not be bound by any notice or demand, or any waiver or



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                  modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto;

         (k) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act;

         (l) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Agent to be taken or omitted, in good faith or in the exercise of the Agent's best judgement, in reliance upon such assumption; and

         (m) be entitled to compensation of $2,500 for its services hereunder plus reimbursements of its out-of-pocket expenses and as hereinafter provided.

The Company covenants and agrees to reimburse the Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement.




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This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent and the Company at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

If to the Agent, to:

                           IBJ Schroder Bank & Trust Company
                           One State Street
                           New York, NY 10004
                           Attention:  Corporate Agency Administration
                           Telephone:  (212) 858-2103
                           Facsimile:  (212) 858-2611

If to the Company, to:

                           Imo Industries Inc.
                           1009 Lenox Drive
                           Building Four West
                           Lawrenceville, NJ 08648-0550
                           Attention: __________________
                           Telephone: (609) 896-7600
                           Facsimile: (609) 896-7688

with copies to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, NY 10153-0119
                           Attention: Ronald F. Daitz, Esq.
                           Telephone: (212) 310-8000
                           Facsimile: (212) 310-8007


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

                                    IBJ Schroder Bank & Trust Company




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                                    By:
                                       ------------------------
                                       Title:

                                    IMO INDUSTRIES INC.

                                    By:
                                       ------------------------
                                       Title:


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